Exhibit 23.1



CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statement of The Macerich Company on Form S-3 dated February 5, 1997 of our report dated March 14, 1996, on our audits of the consolidated and combined financial statements and financial statement schedule of The Macerich Company and Macerich Predecessor Affiliates as of December 31, 1995 and 1994, and for the year ended December 31, 1995 and the periods March 16, 1994 through December 31,
1994 and January 1, 1994 through March 15, 1994, and the year ended December
31, 1993 which report is included in the Annual Report on Form 10-K/A of the Macerich Company. We consent to the incorporation by reference of our report dated October 1, 1996, on our audit of the combined statement of Certain Revenues and Certain Expenses of Vintage Faire Associates and Billings Associates for the year ended December 31, 1995, which report is included in the Current Report on Form 8-K/A of the Macerich Company. We also consent to the reference to our Firm under the caption "Experts."





COOPERS & LYBRAND

Los Angeles, California
February 5, 1997